Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-234551) pertaining to the Centogene N.V. Long-Term Incentive Plan of our report dated March 31, 2022, with respect to the consolidated financial statements of Centogene N.V. included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Berlin, Germany

March 31, 2022